__________

MINERAL PROPERTY ACQUISITION AGREEMENT

Among each of:

MAJOR VENTURES LLC, ELK CREEK CORPORATION, and
BALBACH COLORADO INC

And:

SILICA RESOURCES CORPORATION

Silica Resources Corporation
1110 Hamilton Street, Suite 306, Vancouver, British Columbia, Canada V6B 2S2

__________

MINERAL PROPERTY ACQUISITION AGREEMENT

                       THIS MINERAL PROPERTY ACQUISITION AGREEMENT is made and dated for reference effective as of the 8th day of January, 2008 (the "Effective Date"), as fully executed on the 31st day of January, 2008.

AMONG EACH OF:

MAJOR VENTURES LLC, having an address for delivery and
notice located at 7000 North Broadway, Ste. 2-204, Denver,
Colorado, U.S.A., 80221

("Major Ventures");

OF THE FIRST PART

AND:

ELK CREEK CORPORATION, having an address for delivery
and notice located at 33 Motherload Drive, Idaho City, Idaho,
U.S.A., 83631

("Elk Creek Corp.");

OF THE SECOND PART

AND:

BALBACH COLORADO INC., having an address for delivery
and notice located at 29294 Roan Drive, Evergreen, Colorado,
U.S.A., 80439

("Balbach");

OF THE THIRD PART

(Major Ventures, Elk Creek Corp., and Balbach, being hereinafter singularly also referred to as a "Vendor" and collectively referred to as the "Vendors" as the context so requires);

AND:

SILICA RESOURCES CORPORATION, a company
incorporated under the laws of the State of Nevada, U.S.A., and having an address for notice and delivery located at 1110 Hamilton
Street, Suite 306, Vancouver, British Columbia, Canada V6B 2S2

(the "Purchaser");

OF THE FOURTH PART

(the Vendors and the Purchaser being hereinafter singularly also referred to as a "Party" and collectively referred to as the "Parties"
as the context so requires).

                       WHEREAS:

A.                    The Vendors , either directly or indirectly and through either of their wholly-owned and controlled holding companies, affiliates, associates or nominees, as the case may be, are the legal, beneficial and registered owners of certain mineral property interests which are located in each of the following jurisdictions (collectively, the "Property"):

(a)        the Elkhorn property located in Beaverhead County, Montana, and comprising approximately 1,777 acres;

(b)        the Ramey Creek property located in Custer County, Idaho, and comprising approximately 393 acres; and

(c)        the Roaring River property located in Elmore County, Idaho, and comprising approximately 2,707 acres;

and which mineral property interests comprising the Property are more particularly described in Schedule "A" which is attached hereto and which forms a material part hereof;

B.                    The Purchaser is a reporting company incorporated under the laws of the State of Nevada, U.S.A., is in the business of seeking, acquiring and developing mineral resource property interests of merit and has its common shares listed for trading on the NASD over-the-counter Bulletin Board;

C.                   As a consequence of various recent discussions and negotiations as between the Parties hereto the Vendors have agreed to grant an exclusive option to the Purchaser (the "Option") to acquire an undivided 100% legal, beneficial and registerable interest in and to each of the mineral property interests comprising the Property; and

D.                    The Parties hereto have agreed to enter into this agreement (the "Agreement") which formalizes and replaces, in its entirety, such recent discussions and negotiations, and which clarifies their respective duties and obligations in connection with the within granting by the Vendors to the Purchaser of the Option to acquire an undivided 100% legal, beneficial and registerable interest in and to the mineral property interests comprising the Property as a consequence thereof;

                       NOW THEREFORE THIS AGREEMENT WITNESSETH that, in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

Article 1
DEFINITIONS, SCHEDULES AND INTERPRETATION

1.1                    Definitions. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following words and phrases shall have the following meanings:

(a)         "Affiliate" has the meaning ascribed to it in section "2.2" hereinbelow;

(b)         "Affiliate Share" has the meaning ascribed to it in section "2.2" hereinbelow;

(c)         "Affiliate Share Transfer" has the meaning ascribed to it in section "2.2" hereinbelow;

(d)         "Agreement" means this Mineral Property Acquisition Agreement as entered into between the Parties hereto, together with any amendments thereto and any Schedules as attached thereto;

(e)         "Arbitration Act" means the British Columbia Commercial Arbitration Act, R.S.B.C. 1996, as amended, as set forth in Article "14" hereinbelow;

(f)         "Closing" has the meaning ascribed to it in section "6.1" hereinbelow and includes, without limitation, the closing of each of the transactions contemplated hereby which shall occur after the conditions precedent set out in Article "5" hereinbelow have been satisfied in their entirety;

(g)         "Closing Date" has the meaning ascribed to it in section "6.1" hereinbelow;

(h)         "Confidential Information" has the meaning ascribed to it in section "12.1" hereinbelow;

(i)         "Consultants" has the meaning ascribed to it in section "2.2" hereinbelow;

(j)         "Consulting Arrangements" has the meaning ascribed to it in section "2.2" hereinbelow;

(k)         "Defaulting Party" and "Non-Defaulting Party" have the meanings ascribed to them in section "15.1" hereinbelow;

(l)         "Disposing Party" has the meaning ascribed to it in section "8.3" hereinbelow;

(m)         "Effective Date" has the meaning ascribed to in on the front page of this Agreement;

(n)         "Escrow Agent" means Lang Michener LLP, Lawyers - Patent & Trade Mark Agents, counsel to the Purchaser, or such other mutually agreeable escrow agent as may be selected by the Parties hereto either prior to or after the Effective Date and who agrees to be bound by the terms and conditions of this Agreement;

(o)         "Holding" has the meaning ascribed to it in section "8.3" hereinbelow;

(p)         "Indemnified Parties" and "Indemnified Party" have the meanings ascribed to them in section "16.1" hereinbelow;

(q)         "mortgage" has the meaning ascribed to it in section "8.1" hereinbelow;

(r)         "Option" has the meaning ascribed to it in section "2.1" hereinbelow as effected in the manner as set forth in Article "2" hereinbelow;

(s)         "Option Period" has the meaning ascribed to it in section "2.1" hereinbelow;

(t)         "Party" or "Parties" means the Vendors and/or the Purchaser hereto, together with their respective successors and permitted assigns as the context so requires;

(u)         "person" or "persons" means an individual, corporation, partnership, party, trust, fund, association and any other organized group of persons and the personal or other legal representative of a person to whom the context can apply according to law;

(v)         "Property" has the meaning ascribed to it in recital "A." hereinabove; and which mineral property interests comprising the Property are particularly described in Schedule "A" which is attached hereto together with any other claim or interests of the Parties hereto which are incorporated into the Property by the terms of this Agreement;

(w)         "Property Documentation" means any and all technical records and other factual engineering data and information relating to the mineral property interests comprising the Property and including, without limitation, all plans, maps, agreements and records which are in the possession or control of any Party hereto;

(x)         "Property Rights" means all mineral licenses and all prioritized and protocoled applications for exploration licenses, permits, easements, rights-of-way, certificates, exclusive prospecting orders and other approvals obtained by either of the Parties either before or after the Effective Date of this Agreement and necessary for the exploration and development of any of the mineral property interests comprising the Property;

(y)         "Purchaser" means Silica Resources Corporation, a company incorporated pursuant to the laws of the State of Nevada, U.S.A., or any successor company, however formed, whether as a result of merger, amalgamation or other action;

(z)         "Regulatory Approval" means the acceptance for filing of the transactions contemplated by this Agreement by the Regulatory Authorities;

(aa)      "Regulatory Authorities" means such regulatory bodies and agencies who have jurisdiction over the affairs of any of the Parties hereto and including, without limitation, all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated by this Agreement;

(ab)      "Securities Act" means the United States Securities Act of 1933, as amended, together with any Rules and Regulations promulgated thereunder;

(ac)      "Subject Removal Date" has the meaning ascribed to it in section "5.1" hereinbelow;

(ad)      "subsidiary" means any company or companies of which more than 50% of the outstanding shares carrying votes at all times (provided that the ownership of such shares confers the right at all times to elect at least a majority of the board of directors of such company or companies) are for the time being owned by or held for a company and/or any other company in like relation to the company, and includes any company in like relation to the subsidiary;

(ae)      "Transfer Documents" has the meaning ascribed to it in section "7.2" hereinbelow; and

(af)      "Vendor" and "Vendors" means, individually and/or collectively, as the case may be, each of Major Ventures, Elk Creek Corp., and Balbach.

1.2                    Schedule. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the following shall represent the Schedule which is attached to this Agreement and which forms a material part hereof:

Schedule Schedule "A":	Description Property.

1.3                    Interpretation. For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)        the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, section or other subdivision of this Agreement;

(b)        the headings are for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope or extent of this or any provision of this Agreement;

(c)        any reference to an entity shall include and shall be deemed to be a reference to any entity that is a permitted successor to such entity; and

(d)        words in the singular include the plural and words in the masculine gender include the feminine and neuter genders, and vice versa.

Article 2
GRANT, MAINTENANCE, EXERCISE AND TERMINATION OF THE OPTION

2.1                    Grant of the Option. Subject to the terms and conditions hereof and based upon the representations, warranties and covenants contained in Articles "3" and "4" hereinbelow and the prior satisfaction of the conditions precedent which are set forth in Article "5" hereinbelow, the Vendors hereby agrees to give and grant to the Purchaser the sole and exclusive right and option to acquire an undivided 100% legal, beneficial and registerable interest in and to the mineral property interests comprising the Property (again, the "Option") and, in order to maintain the Option in good standing and in full force and effect, the Purchaser hereby agrees to exercise the Option on or before the Closing Date (and which period in time from the Effective Date herein to the Closing Date is referred to as the "Option Period") for each of the considerations provided for in accordance with section "2.2" hereinbelow.

2.2                    Consideration for and maintenance of the Option. In order to keep the right and Option granted to the Purchaser in respect of the Property in good standing and in force and effect during the Option Period the Purchaser shall be obligated to provide the following consideration to the Vendors in the following manner:

(a)        Affiliate Share Transfer: in contemplation of each of the Vendor's various and potential continuing roles within the Company upon the exercise of the within Option and the proposed Closing of this Agreement, the Purchaser will be required to cause a certain existing founding shareholder of the Company (that being Jamie Oei; a current director of the Purchaser and herein the "Affiliate") to sell an aggregate of 2,000,000 restricted and control and issued and outstanding common shares from the holdings of such Affiliate in and to the Purchaser (each an "Affiliate Share") to the order and direction of the Vendors at a purchase price of U.S. $0.0001 per Affiliate Share:

Vendors Elk Creek Corp.: Balbach Colorado Inc.: Major Ventures, LLC: Total:	Proposed allocation of Affiliate Shares 600,000 Affiliate Shares 1,000,000 Affiliate Shares 400,000 Affiliate Shares 2,000,000 Affiliate Shares;

(b)        Consulting Arrangements: in contemplation of the Vendors and/or certain agents to the Vendors having and continuing to have certain roles within the Company upon the exercise of the within Option and the proposed Closing of this Agreement; and to take effective only upon the Closing herein; the Purchaser will use its reasonably commercial efforts to enter into industry standard forms of proposed consulting arrangements (collectively, the "Consulting Arrangements") with certain of the finally determined Vendors and/or agents to the Vendors (collectively, the "Consultants" herein) therein providing for, without limitation, the provision of certain consulting services to be provided by the Consultants to the Purchaser in connection with the exploration, development and expansion of the Property in consideration of, among other matters, the provision of the monthly payments by the Purchaser to each of the Consultants together with entitlement for the Consultants to participate in the Purchaser's then incentive stock option plan subject, at all times, to the final determination of the Board of Directors of the Purchaser in each such instance; and

(c)        Maintenance payments: pay, or cause to be paid, to or on the Vendors' behalf as the Purchaser may determine, in the Purchaser's sole and absolute discretion, all underlying option, regulatory and governmental payments and assessment work required to keep the mineral property interests comprising the Property and any underlying option agreements respecting any of the mineral property interests comprising the Property in goodstanding during the Option Period of this Agreement.

2.3                    Resale restrictions and legending of Affiliate Share certificates. The Vendors hereby acknowledge and agree that neither the Purchaser nor the Affiliate makes any representations as to any resale or other restriction affecting the Affiliate Shares and that it is presently contemplated that the Affiliate Shares will be transferred by the Affiliate to the Vendors in reliance upon the registration and prospectus exemptions contained in certain sections of the United States Securities Act of 1933 (the "Securities Act") which will impose a trading restriction in the United States on the Shares for a period of at least 12 months from the Closing Date. In addition, the Vendors hereby also acknowledges and agrees that the within obligation of the Affiliate to transfer the Affiliate Shares pursuant to section "2.2" hereinabove will be subject to each of the Purchaser and the Affiliate being satisfied that an exemption from applicable registration and prospectus requirements is available under the Securities Act and all applicable securities laws in respect of each of the Vendors and the Affiliate Shares.

                       The Vendors hereby also acknowledge and understand that neither the sale of the Affiliate Shares which the Vendors are acquiring nor any of the Affiliate Shares themselves have been registered under the Securities Act or any state securities laws, and, furthermore, that the Affiliate Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Vendors also acknowledge and understand that the certificates representing the Affiliate Shares will be stamped with the following legend (or substantially equivalent language) restricting transfer in the following manner if such restriction is required by the Regulatory Authorities:

"The transfer of the securities represented by this certificate is prohibited except in accordance with the provisions of Regulation S promulgated under the United States Securities Act of 1933, as amended (the "Act"), pursuant to registration under the Act or pursuant to an available exemption from registration. In addition, hedging transactions involving such securities may not be conducted unless in compliance with the Act.".

or

"The securities represented by this certificate have not been registered under the United States Securities Act of 1933, as amended, or the laws of any state, and have been issued pursuant to an exemption from registration pertaining to such securities and pursuant to a representation by the security holder named hereon that said securities have been acquired for purposes of investment and not for purposes of distribution. These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration, or the availability of an exemption from such registration. The stock transfer agent has been ordered to effectuate transfers only in accordance with the above instructions.";

and the Vendors hereby consent to the Purchaser making a notation on its records or giving instructions to any transfer agent of the Purchaser in order to implement the restrictions on transfer set forth and described hereinabove.

                       The Vendors also acknowledge and understand that:

(a)        the Affiliate Shares are restricted securities within the meaning of "Rule 144" promulgated under the Securities Act;

(b)        the exemption from registration under Rule 144 will not be available in any event for at least one year from the date of transfer of the Affiliate Shares to the Vendors, and even then will not be available unless (i) a public trading market then exists for the common stock of the Purchaser, (ii) adequate information concerning the Purchaser is then available to the public and (iii) other terms and conditions of Rule 144 are complied with; and

(c)        any sale of the Affiliate Shares may be made by the Vendors only in limited amounts in accordance with such terms and conditions.

2.4                    Standstill provisions. In consideration of the Purchaser's within agreement to purchase the Property and to enter into the terms and conditions of this Agreement, the Vendors hereby undertakes for themselves, and for each of the Vendors' respective agents and advisors, that they will not until the earlier of the Closing Date or the termination of this Agreement approach or consider any other potential purchasers, or make, invite, entertain or accept any offer or proposal for the proposed sale of any mineral property interests comprising the Property or, for that matter, disclose any of the terms of this Agreement, without the Purchaser's prior written consent. In this regard the Vendors hereby acknowledge that the foregoing restrictions are important to the business of the Purchaser and that a breach by the Vendors of any of the covenants herein contained would result in irreparable harm and significant damage to the Purchaser that would not be adequately compensated for by monetary award. Accordingly, the Vendors hereby agree that, in the event of any such breach, in addition to being entitled as a matter of right to apply to a Court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, the Vendors will also be liable to the Purchaser, as liquidated damages, for an amount equal to the amount received and earned by any such Party as a result of and with respect to any such breach. The Vendors also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a Court of competent jurisdiction as being unreasonable, they agree that said Court shall have authority to limit such restrictions, activities or periods as the Court deems proper in the circumstances.

2.5                    Termination of the Option. The Option shall terminate upon 90-calendar days' prior written notice being first being provided by the Vendors to the Purchaser:

(a)        if the Purchaser fails to arrange for the completion of the Affiliate Share Transfer by the Affiliate to the order and direction of the Vendors in accordance with paragraph "2.2(a)" hereinabove during the Option Period and prior to the time period and the Closing Date as specified in paragraph "2.2(a)" hereinabove; or

(b)        if the Purchaser fails to pay, or cause to be paid, to or on the Vendors' behalf as the Purchaser may determine, in the Purchaser's sole and absolute discretion, all underlying option, regulatory and governmental payments and assessment work required to keep the mineral property interests comprising the Property and any underlying option agreements respecting any of the mineral property interests comprising the Property in goodstanding in accordance with paragraph "2.2(c)" hereinabove.

2.6                    Termination by the Purchaser of the Option. Prior to the exercise of the Option the Purchaser may terminate the Option by providing a notice of termination to the Vendors in writing of its desire to do so at least 30 calendar days prior to its decision to do so. After such 30-calendar days' period the Purchaser shall have no further obligations, financial or otherwise, under this Agreement, except that the provisions of section "2.8" hereinbelow shall become immediately applicable to the Purchaser upon providing the said notice of termination to the Vendors.

2.7                    No interest in the Property upon termination of the Option. If the Option is so terminated in accordance with either of sections "2.5" or "2.6" hereinabove the Purchaser shall have no interest in and to any of the mineral property interests comprising the Property, and any and all prior Affiliate Share Transfer transfers, Consulting Arrangements and maintenance payments made, or caused to be made, or incurred by the Purchaser to or on behalf of the Vendors or any of the mineral property interests comprising the Property under this Agreement, shall then be non-refundable by the Vendors to the Purchaser for which the Purchaser shall have no recourse, and the provisions of section "2.8" hereinbelow shall become immediately applicable to the Purchaser.

2.8                    Obligations on termination of the Option. If the Option is terminated otherwise than upon the exercise thereof pursuant to this Article, then the Purchaser shall:

(a)        leave in good standing for a period of at least 60 calendar days from the termination of the Option those mineral property interests comprising the Property that are in good standing on the date thereof;

(b)        cause to be delivered to the Vendors the Transfer Documents and bills of sale in recordable form whereby the Purchaser's entire right, title and interest in and to the mineral property interests comprising the Property has been transferred to the Vendors free and clear of all liens or charges arising from the Purchaser's activities on the mineral property interests comprising the Property to the date thereof; and

(c)        deliver at no cost to the Vendors within 30 calendar days of such termination copies of all reports, maps, assay results and other relevant technical data compiled by or in the possession of the Purchaser with respect to the mineral property interests comprising the Property and not theretofore already furnished to the Vendors.

2.9                    Deemed exercise of the Option. At such time as the Purchaser has caused the completion of the Affiliate Share Transfer, entered into each of the Consulting Arrangements and made each of the required maintenance payments in accordance with section "2.2" hereinabove, within the Option Period and the time periods as specified in section "2.2", then the Option shall be deemed to have been exercised by the Purchaser, and the Purchaser shall have thereby, in accordance with the terms and conditions of this Agreement and without any further act required on its behalf, acquired an undivided 100% legal, beneficial and registerable interest in and to the mineral property interests comprising the Property.

Article 3
REPRESENTATIONS, WARRANTIES AND COVENANTS BY THE VENDORS

3.1                    General representations, warranties and covenants by the Vendors. In order to induce the Purchaser to enter into and consummate this Agreement, the Vendors hereby, jointly and severally, represent to, warrant to and covenant with the Purchaser, with the intent that the Purchaser will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of each of the Vendors, after having made due inquiry:

(a)        each of the Vendors and/or agents to the Vendors is and will be qualified to do business in those jurisdictions where it is necessary to fulfill each of the Vendor's obligations under this Agreement, and each of the Vendors has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(b)        each of the Vendors has the requisite power, authority and capacity to fulfill the Vendor's obligations under this Agreement;

(c)        the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary action on each of the Vendor's part;

(d)        this Agreement constitutes a legal, valid and binding obligation of each of the Vendors enforceable against the Vendors in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(e)        prior to the Subject Removal Date each of the Vendors will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by each of the Vendors who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which either the Vendors or any of the mineral property interests comprising the Property may be subject;

(f)        except for Regulatory Approval of this Agreement by the appropriate Regulatory Authorities, there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

(g)        the Vendors are not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Vendors are subject or which apply to the Vendors;

(h)        no proceedings are pending for, and the Vendors are unaware of, any basis for the institution of any proceedings leading to the placing of any of the Vendors in bankruptcy or subject to any other laws governing the affairs of insolvent persons;

(i)        the Vendors have not received, nor have the Vendors requested or do the Vendors require to receive, any offering memorandum or similar document describing the business and affairs of the Purchaser in order to assist the Vendors in entering into this Agreement and in consummating the transactions contemplated herein;

(j)        except as otherwise provided for herein, the Vendors have not retained, employed or introduced any broker, finder or other person who would be entitled to a brokerage commission or finder's fee arising out of the transactions contemplated hereby;

(k)        the Vendors are not, nor until or at the Closing Date will the Vendors be, in breach of any provision or condition of, nor have the Vendors done or omitted to do anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which either of the Vendors is a party, by which either of the Vendors is bound or from which any of the Vendors derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which any of the Vendors is subject, or any statute or regulation applicable to any of the Vendors, to an extent that, in the aggregate, has a material adverse affect on either of the Vendors or on any of the mineral property interests comprising the Property;

(l)        each Vendor will give to the Purchaser, within at least five calendar days prior to the Closing Date, by written notice, particulars of:

(i)        each occurrence within the Vendor' knowledge after the Effective Date of this Agreement that, if it had occurred before the Effective Date, would have been contrary to any of the Vendor's representations or warranties contained herein; and

(ii)       each occurrence or omission within the Vendor's knowledge after the Effective Date that constitutes a breach of any of the Vendor's covenants contained in this Agreement;

(m)        the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)        conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which any of the Vendors is subject, or constitute or result in a default under any agreement, contract or commitment to which any of the Vendors is a party;

(ii)       give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which any of the Vendors is a party;

(iii)      give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to any of the Vendors which is necessary or desirable in connection with the conduct and operations of each Vendor's business and the ownership or leasing of each Vendor's business assets; or

(iv)       constitute a default by any of the Vendors, or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of any of the Vendors which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(n)        neither this Agreement nor any other document, certificate or statement furnished to the Purchaser by or on behalf of the Vendors in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading which would likely affect the decision of the Purchaser to enter into this Agreement; and

(o)        the Vendors are not aware of any fact or circumstance which has not been disclosed to the Purchaser which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Purchaser to enter into this Agreement.

3.2                    Representations, warranties and covenants by the Vendors respecting the Property. In order to induce the Purchaser to enter into and consummate this Agreement, the Vendors hereby, jointly and severally, also represent to, warrant to and covenants with the Purchaser, with the intent that the Purchaser will also rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of each of the Vendors, after having made due inquiry:

(a)        the Vendors are the legal and beneficial owner of all of the mineral property interests comprising the Property; the particulars of which mineral property interests comprising the Property being more particularly described in Schedule "A" which is attached hereto;

(b)        the Vendors are authorized to hold the right to explore and develop each of the mineral property interests comprising the Property and all Property Rights held by the Vendors in and to the mineral property interests comprising the Property;

(c)        the Vendors hold all of the mineral property interests comprising the Property free and clear of all liens, charges and claims of others;

(d)        no other person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Vendors of any interest in and to any of the mineral property interests comprising the Property;

(e)        the mineral property interests comprising the Property have been duly and validly located and recorded in a good and minerlike manner pursuant to applicable mining laws;

(f)        all permits and licenses covering the mineral property interests comprising the Property have been duly and validly issued pursuant to applicable mining laws and are in good standing by the proper doing and filing of assessment work and the payment of all fees, taxes and rentals in accordance with the requirements of applicable mining laws and the performance of all other actions necessary in that regard;

(g)        where appropriate, the Vendors have insured the mineral property interests comprising the Property against loss or damage on a replacement cost basis;

(h)        all conditions on and relating to the mineral property interests comprising the Property and the operations conducted thereon by or on behalf of the Vendors are in compliance with all applicable laws, regulations or orders and including, without limitation, all laws relating to environmental matters, waste disposal and storage and reclamation;

(i)        there are no outstanding orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to any of the mineral property interests comprising the Property and the conduct of the operations related thereto, nor have the Vendors received any notice of same;

(j)        there is no adverse claim or challenge against or to the ownership of or title to any of the mineral property interests comprising the Property or which may impede the development of any of the mineral interests comprising the Property, nor, to the best of the knowledge, information and belief of each of the Vendors, after having made due inquiry, is there any basis for any potential claim or challenge, and, to the best of the knowledge, information and belief of each of the Vendors, after having made due inquiry, no person has any royalty, net profits or other interests whatsoever in any production from any of the mineral property interests comprising the Property;

(k)        there are no actions, suits, proceedings or investigations (whether or not purportedly against or on behalf of the Vendors), pending or threatened, which may affect, without limitation, the rights of any of the Vendors to transfer any interest in and to the mineral property interests comprising the Property to the Purchaser at law or in equity, or before or by any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and, without limitation, there are no claims or potential claims under any relevant family relations legislation or other equivalent legislation affecting any of the mineral property interests comprising the Property. In addition, the Vendors are not now aware of any existing ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success;

(l)        the Vendors will deliver in the normal course to the Purchaser all Property Documentation in the Vendors' possession or control relating to the mineral property interests comprising the Property together with copies of all permits, permit applications and applications for exploration and exploitation rights respecting any of the mineral property interests comprising the Property;

(m)        the Vendors are not aware of any fact or circumstance which has not been disclosed to the Purchaser which should be disclosed in order to prevent the representations and warranties contained in this section from being misleading or which would likely affect the decision of the Purchaser to enter into this Agreement.

3.3                    Continuity of the representations, warranties and covenants by the Vendors. The representations, warranties and covenants by the Vendors contained in this Article "3", or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Closing Date as though such representations, warranties and covenants were made at and as of such time. Notwithstanding any investigations or inquiries made by the Purchaser or by the Purchaser's professional advisors prior to the Closing Date, or the waiver of any condition by the Purchaser, the representations, warranties and covenants of the Vendors contained in this Article "3" shall survive the Closing Date and shall continue in full force and effect for a period of one year from the Closing Date; provided, however, that the Vendors shall not be responsible for the breach of any representation, warranty or covenant of the Vendors contained herein caused by any act or omission of the Purchaser prior to the Effective Date hereof of which the Vendors were unaware or as a result of any action taken by the Purchaser after the Effective Date.

Article 4
WARRANTIES, REPRESENTATIONS AND COVENANTS BY THE PURCHASER

4.1                    Warranties, representations and covenants by the Purchaser. In order to induce the Vendors to enter into and consummate this Agreement, the Purchaser hereby warrants to, represents to and covenants with each of the Vendors, with the intent that the Vendors will rely thereon in entering into this Agreement and in concluding the transactions contemplated herein, that, to the best of the knowledge, information and belief of the Purchaser, after having made due inquiry:

(a)        the Purchaser is a corporation duly incorporated under the laws of the State of Nevada, U.S.A., is validly existing and is in good standing with respect to all statutory filings required by the Nevada Revised Statutes;

(b)        the Purchaser is qualified to do business in those jurisdictions where it is necessary to fulfill the Purchaser's obligations under this Agreement, and the Purchaser has the full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)        the execution and delivery of this Agreement and the agreements contemplated hereby has been duly authorized by all necessary corporate action on the Purchaser's part;

(d)        prior to the Subject Removal Date the Purchaser will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Purchaser who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Purchaser may be subject;

(e)        except for Regulatory Approval of this Agreement by the appropriate Regulatory Authorities, there are no other consents, approvals or conditions precedent to the performance of this Agreement which have not been obtained;

(f)        this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by laws of general application affecting the rights of creditors;

(g)        no proceedings are pending for, and the Purchaser is unaware of, any basis for the institution of any proceedings leading to the dissolution or winding up of the Purchaser or the placing of the Purchaser in bankruptcy or subject to any other laws governing the affairs of insolvent companies;

(h)        there is no basis for and there are no actions, suits, judgments, investigations or proceedings outstanding or pending or, to the best of the knowledge, information and belief of the Purchaser, after making due inquiry, threatened against or affecting the Purchaser at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau or agency;

(i)        the Purchaser is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which the Purchaser is subject or which apply to the Purchaser;

(j)        the Purchaser will save the Vendors harmless in respect of all claims, liabilities and expenses arising out of the Purchaser's activities on any of the mineral property interests comprising the Property;

(k)        the Purchaser will do all work on the Property in a good and minerlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(l)        the Purchaser is not in breach of any provision or condition of, nor has the Purchaser done or omitted anything that, with or without the giving of notice or lapse or both, would constitute a breach of any provision or condition of, or give rise to any right to terminate or cancel or accelerate the maturity of any payment under, any deed of trust, contract, certificate, consent, permit, license or other instrument to which the Purchaser is a party, by which the Purchaser is bound or from which the Purchaser derives benefit, any judgment, decree, order, rule or regulation of any court or governmental authority to which the Purchaser is subject, or any statute or regulation applicable to the Purchaser, to an extent that, in the aggregate, has a material adverse affect on the Purchaser;

(m)        the Purchaser will give to the Vendors, within at least five calendar days prior to the Closing Date (as hereinafter defined), by written notice, particulars of:

(i)        each occurrence within the Purchaser's knowledge after the Effective Date of this Agreement that, if it had occurred before the Effective Date, would have been contrary to any of the Purchaser's representations or warranties contained herein; and

(ii)       each occurrence or omission within the Purchaser's knowledge after the Effective Date that constitutes a breach of any of the Purchaser's covenants contained in this Agreement;

(n)        the making of this Agreement and the completion of the transactions contemplated hereby and the performance of and compliance with the terms hereof does not and will not:

(i)        conflict with or result in a breach of or violate any of the terms, conditions or provisions of the incorporation documents of the Purchaser;

(ii)       conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any court or governmental authority, domestic or foreign, to which the Purchaser is subject, or constitute or result in a default under any agreement, contract or commitment to which the Purchaser is a party;

(iii)      give to any party the right of termination, cancellation or acceleration in or with respect to any agreement, contract or commitment to which the Purchaser is a party;

(iv)       give to any government or governmental authority, or any municipality or any subdivision thereof, including any governmental department, commission, bureau, board or administration agency, any right of termination, cancellation or suspension of, or constitute a breach of or result in a default under, any permit, license, control or authority issued to the Purchaser which is necessary or desirable in connection with the conduct and operations of the Purchaser's business and the ownership or leasing of the Purchaser's business assets; or

(v)        constitute a default by the Purchaser or any event which, with the giving of notice or lapse of time or both, might constitute an event of default, under any agreement, contract, indenture or other instrument relating to any indebtedness of the Purchaser which would give any party to that agreement, contract, indenture or other instrument the right to accelerate the maturity for the payment of any amount payable under that agreement, contract, indenture or other instrument;

(o)        neither this Agreement nor any other document, certificate or statement furnished to the Vendors by or on behalf of the Purchaser in connection with the transactions contemplated hereby knowingly or negligently contains any untrue or incomplete statement of material fact or omits to state a material fact necessary in order to make the statements therein not misleading; and

(p)        the Purchaser is not aware of any fact or circumstance which has not been disclosed to the Vendors which should be disclosed in order to prevent the representations, warranties and covenants contained in this section from being misleading or which would likely affect the decision of the Vendors to enter into this Agreement.

4.2                    Continuity of the representations, warranties and covenants by the Purchaser. The representations, warranties and covenants of the Purchaser contained in this Article "4", or in any certificates or documents delivered pursuant to the provisions of this Agreement or in connection with the transactions contemplated hereby, will be true at and as of the Closing Date as though such representations, warranties and covenants were made at and as of such time. Notwithstanding any investigations or inquiries made by the Vendors or by the Vendors' professional advisors prior to the Closing Date, or the waiver of any condition by the Vendors, the representations, warranties and covenants of the Purchaser contained in this Article "4" shall survive the Closing Date and shall continue in full force and effect for a period of one year from the Closing Date; provided, however, that the Purchaser shall not be responsible for the breach of any representation, warranty or covenant of the Purchaser contained herein caused by any act or omission of the Vendors prior to the Effective Date hereof of which the Purchaser was unaware or as a result of any action taken by the Vendors after the Effective Date. In the event that any of the said representations, warranties or covenants are found by a court of competent jurisdiction to be incorrect and such incorrectness results in any loss or damage sustained directly or indirectly by the Vendors, then the Purchaser will pay the amount of such loss or damage to the Vendors within 30 calendar days of receiving notice of judgment therefor; provided, however, that the Vendors will not be entitled to make any claim unless the loss or damage suffered may exceed the amount of U.S. $1,000.

Article 5
CONDITIONS PRECEDENT TO CLOSING

5.1                    Parties' conditions precedent prior to the Closing Date. All of the rights, duties and obligations of each of the Parties hereto under this Agreement are subject to the following conditions precedent for the exclusive benefit of each of the Parties fulfilled in all material aspects in the reasonable opinion of each of the Parties or to be waived by each or any of the Parties, as the case may be, as soon as possible after the Effective Date, however, unless specifically indicated as otherwise, not later than 120 calendar days after the Effective Date and not later than 10 calendar days prior to the Closing Date (such date being the "Subject Removal Date" herein):

(a)        receipt of all necessary approvals, including Regulatory Approval, from all Regulatory Authorities having jurisdiction over the Parties hereto and the transactions contemplated by this Agreement, to the terms and conditions of and the transactions contemplated by this Agreement; and

(b)        if required, shareholders of the Purchaser passing an ordinary resolution or, where required, a special resolution, approving the terms and conditions of this Agreement and all of the transactions contemplated hereby or, in the alternative, shareholders of the Purchaser holding 100% of the issued shares of the Purchaser providing written consent resolutions evidencing their approval to the terms and conditions of this Agreement and all of the transactions contemplated hereby.

5.2                    Parties' waiver of conditions precedent. The conditions precedent set forth in section "5.1" hereinabove are for the exclusive benefit of each of the Parties hereto and may be waived by each or any of the Parties in writing and in whole or in part at any time, however, not later than the Subject Removal Date.

5.3                    The Vendors' conditions precedent. The rights, duties and obligations of the Vendors under this Agreement are also subject to the following conditions precedent for the exclusive benefit of the Vendors fulfilled in all material aspects in the reasonable opinion of the Vendors or to be waived by the Vendors as soon as possible after the Effective Date, however, unless specifically indicated as otherwise, not later than 10 calendar days prior to the Subject Removal Date:

(a)        the representations, warranties and covenants of the Purchaser contained herein shall be true and correct as of and on the Subject Removal Date;

(b)        the Purchaser shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Purchaser on or before the Subject Removal Date;

(c)        the Purchaser will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Purchaser who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Purchaser may be subject;

(d)        all matters which, in the opinion of counsel for the Vendors, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose;

(e)        no material loss or destruction of or damage to the Purchaser shall have occurred since the Effective Date;

(f)        no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i)        the purchase or transfer of any interest in and to the mineral property interests comprising the Property as contemplated by this Agreement or the right of the Vendors to dispose of any interest in and to any of the mineral property interests comprising the Property; or

(ii)       the right of the Purchaser to conduct the Purchaser's operations and carry on, in the normal course, the Purchaser's business and operations as the Purchaser has carried on in the past;

(g)        the delivery to the Vendors by the Purchaser, on a confidential basis, of the following documentation and information:

(i)        a copy of all material contracts, agreements, reports and title information of any nature respecting the Purchaser and each of its subsidiaries, if any; and

(ii)       details of any lawsuits, claims or potential claims relating to the Purchaser or to any of the Purchaser's subsidiaries, if any, of which the Purchaser is aware and the Vendors is unaware;

(h)        the Purchaser will, for a period of not less than five calendar days during the period commencing on the Effective Date and continuing until not later than 30 calendar days prior to the Subject Removal Date, during normal business hours:

(i)        make available for inspection by the solicitors, auditors and representatives of the Vendors, at such location as is appropriate, all of the Purchaser's and each of the Purchaser's subsidiaries', if any, books, records, contracts, documents, correspondence and other written materials, and afford such persons every reasonable opportunity to make copies thereof and take extracts therefrom at the sole cost of the Vendors; provided such persons do not unduly interfere in the operations of the Purchaser or any of the Purchaser's subsidiaries, if any;

(ii)       authorize and permit such persons at the risk and the sole cost of the Vendors, and only if such persons do not unduly interfere in the operations of the Purchaser and each of the Purchaser's subsidiaries, if any, to attend at all of their places of business and operations to observe the conduct of their businesses and operations, inspect their properties and assets and make physical counts of their inventories, shipments and deliveries; and

(iii)      require the Purchaser's and each of the Purchaser's subsidiaries', if any, management personnel to respond to all reasonable inquiries concerning the Purchaser's and each of the Purchaser's subsidiaries', if any, business assets or the conduct of their businesses relating to their liabilities and obligations; and

(i)        the completion by the Vendors and by the Vendors' professional advisors of a thorough due diligence and operations review of the businesses and operations of the Purchaser and each of the Purchaser's subsidiaries, if any, to the sole and absolute satisfaction of the Vendors.

5.4                    The Vendors' waiver of conditions precedent. The conditions precedent set forth in section "5.3" hereinabove are for the exclusive benefit of the Vendors and may be waived by the Vendors in writing and in whole or in part at any time after the Effective Date, however, unless specifically indicated as otherwise, not later than 10 calendar days prior to the Subject Removal Date.

5.5                    The Purchaser's conditions precedent. The rights, duties and obligations of the Purchaser under this Agreement are also subject to the following conditions precedent for the exclusive benefit of the Purchaser fulfilled in all material aspects in the reasonable opinion of the Purchaser or to be waived by the Purchaser as soon as possible after the Effective Date, however, unless specifically indicated as otherwise, not later than 10 calendar days prior to the Subject Removal Date:

(a)        the representations, warranties and covenants of the Vendors contained herein shall be true and correct as of and on the Subject Removal Date;

(b)        the Vendors shall have complied with all warranties, representations, covenants and agreements herein agreed to be performed or caused to be performed by the Vendors on or before the Subject Removal Date;

(c)        the Vendors will have obtained all authorizations, approvals, including Regulatory Approval, or waivers that may be necessary or desirable in connection with the transactions contemplated in this Agreement, and other actions by, and have made all filings with, any and all Regulatory Authorities from whom any such authorization, approval or other action is required to be obtained or to be made in connection with the transactions contemplated herein, and all such authorizations, approvals and other actions will be in full force and effect, and all such filings will have been accepted by the Vendors who will be in compliance with, and have not committed any breach of, any securities laws, regulations or policies of any Regulatory Authority to which the Vendors may be subject;

(d)        all matters which, in the opinion of counsel for the Purchaser, are material in connection with the transactions contemplated by this Agreement shall be subject to the favourable opinion of such counsel, and all relevant records and information shall be supplied to such counsel for that purpose;

(e)        no material loss or destruction of or damage to any of the mineral property interests comprising the Property shall have occurred since the Effective Date;

(f)        no action or proceeding at law or in equity shall be pending or threatened by any person, company, firm, governmental authority, regulatory body or agency to enjoin or prohibit:

(i)        the sale or transfer of any interest in and to the mineral property interests comprising the Property as contemplated by this Agreement or the right of the Purchaser to acquire any interest in and to any of the mineral property interests comprising the Property; or

(ii)       the right of the Purchaser to conduct the Purchaser's operations and carry on, in the normal course, the Purchaser's business and operations as the Purchaser has carried on in the past;

(g)        the delivery to the Purchaser by the Vendors, on a confidential basis, of all Property Documentation and including, without limitation,:

(i)        a copy of all material contracts, agreements, reports and title information of any nature respecting any of the mineral interests comprising the Property; and

(ii)       details of any lawsuits, claims or potential claims relating to any of the mineral interests comprising the Property of which the Vendors are aware and the Purchaser is unaware;

(h)        certification by the Vendors to the Purchaser in a form satisfactory to the Purchaser, acting reasonably, dated as at the date of delivery, to the effect that:

(i)        the Vendors are the legal and beneficial owner of all of the mineral property interests comprising the Property prior to the completion of the transactions contemplated by this Agreement;

(ii)       the Vendor holds the right to explore and develop each of the mineral property interests comprising the Property and all Property Rights held by the Vendors in and to the mineral property interests comprising the Property;

(iii)      the Vendors hold all of the mineral property interests comprising the Property free and clear of all liens, charges and claims of others;

(iv)       the mineral property interests comprising the Property have been duly and validly located and recorded in a good and minerlike manner pursuant to all applicable laws and are in good standing;

(v)        based on actual knowledge and belief, the Vendors know of no adverse claim or challenge against or to the ownership of or title to any of the mineral property interests comprising the Property or which may impede their development, and, based on actual knowledge and belief, such counsel is not aware of any basis for any potential claim or challenge, and, based on actual knowledge and belief, such counsel knows of no outstanding agreements or options to acquire or purchase any portion of any of the mineral property interests comprising the Property, and no person has any royalty, net profits or other interest whatsoever in any production from any of the mineral property interests comprising the Property;

(vi)       based on actual knowledge and belief, such counsel knows of no claims, judgments, actions, suits, litigation, proceedings or investigations, actual, pending or threatened, against any of the Vendors which might materially affect any of the mineral property interests comprising the Property or which could result in any material liability to either of the Vendors or to any of the mineral property interests comprising the Property; and

(vii)      as to all other legal matters of a like nature pertaining to the Vendors and the mineral property interests comprising the Property and to the transactions contemplated hereby as the Purchaser or the Purchaser's counsel may reasonably require; and

(i)        the completion by the Purchaser and by the Purchaser's professional advisors of a thorough due diligence and operations review of the mineral property interests comprising the Property, of the business and operations of the Vendors and of the transferability of the mineral property interests comprising the Property as contemplated by this Agreement, to the sole and absolute satisfaction of the Purchaser.

5.6                    Purchaser's waiver of conditions precedent. The conditions precedent set forth in section "5.5" hereinabove are for the exclusive benefit of the Purchaser and may be waived by the Purchaser in writing and in whole or in part at any after the Effective Date, however, unless specifically indicated as otherwise, not later than 10 calendar days prior to the Subject Removal Date.

Article 6
CLOSING AND EVENTS OF CLOSING

6.1                    Closing and Closing Date. Subject to the prior and due and complete exercise of by the Purchaser of the Option in accordance with Article "2" hereinabove, the closing (the "Closing") of the within purchase and delivery of an undivided 100% interest in and to the mineral property interests comprising the Property, as contemplated in the manner as set forth in Article "2" hereinabove, together with all of the transactions contemplated by this Agreement, shall occur on the day which is five business days following the due and complete exercise of the Option by the Purchaser in accordance with Article "2" hereinabove (the "Closing Date"), or on such earlier or later Closing Date as may be agreed to in advance and in writing by each of the Parties hereto, and will be closed at the offices of Lang Michener LLP, Lawyers - Patent & Trade Mark Agents, located at 1500 Royal Centre, 1055 West Georgia Street, Vancouver, British Columbia, Canada, V6E 4N7, counsel for the Purchaser herein, at 2:00 p.m. (Vancouver time) on the Closing Date.

6.2                    Latest Closing Date. If the Closing Date in respect of the due and complete exercise of the Option by the Purchaser has not occurred within 90 calendar days from the Effective Date then this Agreement will be terminated and unenforceable unless the Parties hereto agree in writing to grant an extension of such Closing Date.

6.3                    Documents to be delivered by the Vendors prior to the Closing Date. Subject to the prior and due and complete exercise of by the Purchaser of the Option in accordance with Article "2" hereinabove, and not later than five calendar days prior to the Closing Date and in addition to the documentation which is required by the agreements and conditions precedent which are set forth in Articles "2" and "5" hereinabove, the Vendors shall also execute and deliver, or cause to be delivered, to the Escrow Agent all such other documents, resolutions and instruments as may be necessary, in the opinion of counsel for the Purchaser, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, the necessary transfer of an undivided 100% legal, beneficial and registerable interest in and to each of the mineral property interests comprising the Property to the Purchaser (or, at the sole and absolute discretion of the Purchaser, to such other entity or subsidiary as may be determined by the Purchaser prior to the Closing Date) free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a)        all documentation as may be necessary and as may be required by the counsel for the Purchaser, acting reasonably, to ensure that an undivided 100% legal, beneficial and registerable interest in and to each of the mineral property interests comprising the Property have been duly transferred, assigned and are registerable in the name of and for the benefit of the Purchaser (or, at the sole and absolute discretion of the Purchaser, to such other entity or subsidiary as may be determined by the Purchaser) under all applicable laws;

(b)        all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and consents, including all necessary consents and approvals, and any other documents necessary or reasonably required to effectively transfer an undivided 100% legal, beneficial and registerable interest in and to each of the mineral property interests comprising the Property to the Purchaser (or, at the sole and absolute discretion of the Purchaser, to such other entity or subsidiary as may be determined by the Purchaser) with good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever;

(c)        all necessary consents and approvals in writing to the completion of the transactions contemplated herein and including, without limitation, Regulatory Approval from all Regulatory Authorities having jurisdiction over any of the Vendors or any of the mineral property interests comprising the Property;

(d)        confirmation by the Vendors that as at the Closing Date, certification that the representations, warranties, covenants and agreements of each of the Vendors contained in this Agreement are true and correct in all respects as of the Closing Date as if made by the Vendors on the Closing Date including;

(i)        the Vendors are the legal and beneficial owner of all of the mineral property interests comprising the Property prior to the completion of the transactions contemplated by this Agreement;

(ii)       the Vendors hold the right to explore and develop each of the mineral property interests comprising the Property and all Property Rights held by the Vendors in and to the mineral property interests comprising the Property;

(iii)      the Vendors hold all of the mineral property interests comprising the Property free and clear of all liens, charges and claims of others;

(iv)       the mineral property interests comprising the Property have been duly and validly located and recorded in a good and minerlike manner pursuant to all applicable laws and are in good standing;

(v)        all necessary steps have been taken by the Vendors to permit the transfer of an undivided 100% legal, beneficial and registerable interest in and to each of the mineral property interests comprising the Property to the Purchaser (or, at the sole and absolute discretion of the Purchaser, to such other entity or subsidiary as may be determined by the Purchaser) with good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever;

(vi)       based on actual knowledge and belief, such counsel knows of no adverse claim or challenge against or to the ownership of or title to any of the mineral property interests comprising the Property or which may impede their development, and, based on actual knowledge and belief, such counsel is not aware of any basis for any potential claim or challenge, and, based on actual knowledge and belief, such counsel knows of no outstanding agreements or options to acquire or purchase any portion of any of the mineral property interests comprising the Property, and no person has any royalty, net profits or other interest whatsoever in any production from any of the mineral property interests comprising the Property;

(vii)       based on actual knowledge and belief, such counsel knows of no claims, judgments, actions, suits, litigation, proceedings or investigations, actual, pending or threatened, against any of the Vendors which might materially affect any of the mineral property interests comprising the Property or which could result in any material liability to either of the Vendors or to any of the mineral property interests comprising the Property; and

(viii)      as to all other legal matters of a like nature pertaining to the Vendors and the mineral property interests comprising the Property and to the transactions contemplated hereby as the Purchaser or the Purchaser's counsel may reasonably require; and

(e)        any remaining Property Documentation; and

(f)        all such other documents and instruments as the Purchaser and the Purchaser's counsel may reasonably require.

6.4                    Documents to be delivered by the Purchaser prior to the Closing Date. Subject to the prior and due and complete exercise of by the Purchaser of the Option in accordance with Article "2" hereinabove, and not later than five calendar days prior to the Closing Date and in addition to the documentation which is required by the agreements and conditions precedent which are set forth in Articles "2" and "5" hereinabove, the Purchaser shall also execute and deliver, or cause to be delivered, to the Escrow Agent all such other documents, resolutions and instruments as are necessary, in the opinion of counsel for the Vendors, acting reasonably, to complete all of the transactions contemplated by this Agreement and including, without limitation, each of the Affiliate Share Transfer, Consulting Arrangements and maintenance payments hereunder, and effectively accepting the transfer to the Purchaser (or, at the sole and absolute discretion of the Purchaser, to such other entity or subsidiary as may be determined by the Purchaser prior to the Closing Date) of an undivided 100% legal, beneficial and registerable interest in and to the mineral property interests comprising the Property free and clear of all liens, charges and encumbrances, and in particular including, but not being limited to, the following materials:

(a)        a Closing agenda;

(b)        if required, a certified copy of an ordinary resolution or, where required, a special resolution, of the shareholders of the Purchaser approving the terms and conditions of this Agreement and all of the transactions contemplated hereby or, in the alternative, shareholders of the Purchaser holding 100% of the issued shares of the Purchaser providing written consent resolutions evidencing their approval to the terms and conditions of this Agreement and all of the transactions contemplated hereby;

(c)        a certified copy of the resolutions of the directors of the Purchaser providing for the approval of the terms and conditions of this Agreement and all of the transactions contemplated hereby;

(d)        all necessary consents and approvals in writing to the completion of the transactions contemplated herein and including, without limitation, Regulatory Approval from all Regulatory Authorities having jurisdiction over the Purchaser;

(e)        a certificate of an officer of the Purchaser, dated as at the Closing Date, acceptable in form to counsel for the Vendors, acting reasonably, certifying that the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement are true and correct in all respects as of the Closing Date as if made by the Purchaser on the Closing Date;

(f)        written evidence and confirmation, to the sole and absolute satisfaction of the Vendors, acting reasonably, of the prior due and complete exercise of the Option by the Purchaser and in particular including, without limitation, the completion of the Affiliate Share Transfer and any required Consulting Arrangements together with the payment of all Property maintenance payments prior to Closing; and

(g)        all such other documents and instruments as the Vendors and the Vendors' counsel may reasonably require.

Article 7
APPOINTMENT OF ESCROW AGENT AND TRANSFER DOCUMENTS

7.1                    Appointment of Escrow Agent. The Parties hereto hereby acknowledge and appoint the Escrow Agent as escrow agent herein.

7.2                    Escrow of Transfer Documents. Subject to and in accordance with the terms and conditions hereof and the requirements of Articles "2", "5" and "6" hereinabove, and without in any manner limiting the obligations of each of the Parties hereto as contained therein and hereinabove, it is hereby acknowledged and confirmed by the Parties hereto that each of the Parties will execute, deliver, or cause to be delivered, all such documentation as may be required by the requirements of Articles "2", "5" and "6" hereinabove (herein, collectively, the "Transfer Documents") and deposit the same with the Escrow Agent, or with such other mutually agreeable escrow agent, together with a copy of this Agreement, there to be held in escrow for release by the Escrow Agent to the Parties in accordance with the strict terms and provisions of Articles "2" and "6" hereinabove.

7.3                    Resignation of Escrow Agent. The Escrow Agent may resign from its duties and responsibilities if it gives each of the Parties hereto three calendar days' written notice in advance. Upon receipt of notice of the Escrow Agent's intention to resign the Parties shall, within three calendar days, select a replacement escrow agent and jointly advise the Escrow Agent in writing to deliver the Transfer Documents to the replacement escrow agent. If the Parties fail to agree on a replacement escrow agent within three calendar days of such notice, the replacement escrow agent shall be selected by a Judge of the Supreme Court of the Province of British Columbia upon application by any Party hereto. The Escrow Agent shall continue to be bound by this Agreement until the replacement escrow agent has been selected and the Escrow Agent receives and complies with the joint instructions of the Parties to deliver the Transfer Documents to the replacement escrow agent. The Parties agree to enter into an escrow agreement substantially in the same form of this Agreement with the replacement escrow agent.

7.4                    Instructions to Escrow Agent. Instructions given to the Escrow Agent pursuant to this Agreement shall be given by duly authorized signatories of the respective Parties hereto.

7.5                    No other duties or obligations. The Escrow Agent shall have no duties or obligations other than those specifically set forth in this Article.

7.6                    No obligation to take legal action. The Escrow Agent shall not be obligated to take any legal action hereunder which might, in its judgment, involve any expense or liability unless it shall have been furnished with a reasonable indemnity by all of the Parties hereto together with such other third parties as the Escrow Agent may require in its sole and absolute discretion.

7.7                    Not bound to any other agreements. The Escrow Agent is not bound in any way by any other contract or agreement between the Parties hereto whether or not it has knowledge thereof or of its terms and conditions and its only duty, liability and responsibility shall be to hold and deal with the Transfer Documents as herein directed.

7.8                    Notice. The Escrow Agent shall be entitled to assume that any notice and evidence received by it pursuant to these instructions from anyone has been duly executed by the Party by whom it purports to have been signed and that the text of any notice and evidence is accurate and the truth. The Escrow Agent shall not be obliged to inquire into the sufficiency or authority of the text or any signatures appearing on such notice or evidence.

7.9                    Indemnity. The Parties hereto, jointly and severally, covenant and agree to indemnify the Escrow Agent and to hold it harmless against any loss, liability or expense incurred, without negligence or bad faith on its part, arising out of or in connection with the administration of its duties hereunder and including, without limitation, the costs and expenses of defending itself against any claim or liability arising therefrom.

7.10                  Not required to take any action. In the event of any disagreement between any of the Parties hereto to these instructions or between them or either or any of them and any other person resulting in adverse claims or demands being made in connection with the Transfer Documents, or in the event that the Escrow Agent should take action hereunder, it may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists and, in any such event, it shall not be or become liable in any way or to any person for its failure or refusal to act and it shall be entitled to continue so to refrain from acting until:

(a)        the rights of all Parties shall have been fully and finally adjudicated by a court of competent jurisdiction; or

(b)        all differences shall have been adjusted and all doubt resolved by agreement among all of the interested persons and it shall have been notified thereof in writing signed by all such persons.

Article 8
POWER TO CHARGE AND ASSIGNMENT AND RIGHT OF FIRST REFUSAL

8.1                    Power to charge. At any time prior to the exercise of the Option by the Purchaser the Purchaser may grant mortgages, charges or liens (each of which is herein called a "mortgage") of and upon the interest of the Purchaser in and to any of the mineral property interests comprising the Property, upon any mill or other fixed property located thereon and on any or all of the tangible personal property located on or used in connection with any of the mineral property interests comprising the Property, to secure only the financing of development of any of the mineral property interests comprising the Property; provided that, unless otherwise agreed to by the Vendors, it shall be a term of each mortgage that the mortgagee or any person acquiring title to any mineral property interest comprising the Property, or to any mill or other fixed property or tangible personal property located on or used in connection with any mineral property interest comprising the Property upon enforcement of the mortgage, shall hold the same subject to the rights of the Vendors hereunder as if the mortgagee or any such person had executed this Agreement as party of the first part.

8.2                    Assignment. Save and except as otherwise provided for hereinabove and in this Article, no Party may sell, assign, pledge, mortgage or otherwise encumber all or any part of its interest herein or to any of the mineral property interests comprising the Property without the prior written consent of the other Party hereto; provided, however, that any Party hereto may at anytime, and at its sole and absolute discretion and without the prior approval of the other Party, assign and transfer its interest herein or to any of the mineral property interests comprising the Property to any wholly-owned subsidiary subject, at all times, to the requirement that any such subsidiary remain wholly owned by the Party hereto failing which any such interest must be immediately transferred back to such Party hereto; and, provided further, that any transfer of all or any part of a Party's interest herein or to any of the mineral property interests comprising the Property to its wholly owned subsidiary shall be accompanied by the written agreement of any such subsidiary to assume the obligations of such Party hereunder and to be bound by the terms and conditions hereof.

8.3                    Right of first refusal. At any time both prior to and after the exercise of the Option by the Purchaser in accordance with the terms of this Agreement each of the Vendors and the Purchaser (hereinafter each called the "Disposing Party") hereby grants to the other Party a right of first refusal to acquire all or any portion of any interest herein or to any of the mineral property interests comprising the Property which the Disposing Party desires to dispose of (hereinafter called, collectively, the "Holding"). If a Disposing Party receives a bona fide offer to purchase from, or where a sale is solicited by the Disposing Party, then upon settling the proposed terms thereof with a third party for the purchase or sale of the Holding, the Disposing Party shall forthwith offer to sell the Holding to the other Party. The offer to sell to the non-Disposing Party (or Parties as the case may be) shall be on the same terms and conditions and of equivalent dollar value as those contained in the offer to the third party; provided, however, that should the Parties fail to agree upon a determination of the equivalent dollar value for any such offer, such equivalent dollar value shall be determined finally by arbitration under the provisions of Article "14" hereinbelow. The other Party shall be entitled to elect, by notice to the Disposing Party within 30 calendar days from the date of receipt of the offer to sell, to acquire the Holding, on the same terms and conditions as those set forth in the offer to the third party. If the other Party does not exercise its right to acquire the Holding as aforesaid, the Disposing Party may, for a period of 60 calendar days following the last date upon which the other Party could have made the election hereinabove, dispose of the Holding, but only on the same terms and conditions as set forth in that offer. Any transfer of all or any part of a Disposing Party's interest herein or to any of the mineral property interests comprising the Property shall be accompanied by the written agreement of any such transferee to assume the obligations of such Disposing Party hereunder and to be bound by the terms and conditions hereof.

Article 9
REGISTRATION, PARTITION AND TENANCY

9.1                    Registration. Upon the request of the Purchaser the Vendors shall assist the Purchaser to record this Agreement with the appropriate mining recorders and, when required, the Vendors shall further provide the Purchaser with such recordable documents as the Purchaser and its counsel shall require to record its due interest in respect of the mineral property interests comprising the Property.

9.2                    Partition. No Party owning a partitionable interest in any to any of the mineral property interests comprising the Property shall, during the term of this Agreement, exercise any right to apply for any partition of any portion of the mineral property interests comprising the Property or for the sale thereof in lieu of partition.

9.3                    Tenancy. Any interests of the Purchaser and Vendors in and to any of the mineral property interests comprising the Property shall be held as tenants in common and not as joint tenants.

Article 10
DUE DILIGENCE INVESTIGATION

10.1                  Due Diligence. Each of the Parties hereto shall forthwith conduct such further due diligence examination of the other Parties hereto as it deems appropriate.

10.2                  Confidentiality. Each Party may in a reasonable manner carry out such investigations and due diligence as to the other Parties hereto, at all times subject to the confidentiality provisions of Articles "12" and "13" hereinbelow, as each Party deems necessary. In that regard the Parties agree that each shall have full and complete access to, if and where applicable, the other Parties' respective books, records, financial statements and other documents, articles of incorporation, by-laws, minutes of Board of Directors' meetings and its committees, investment agreements, material contracts and as well as such other documents and materials as the Parties hereto, or their respective solicitors, may deem reasonable and necessary to conduct an adequate due diligence investigation of each Party and its respective operations and financial condition prior to the Closing.

Article 11
NON-DISCLOSURE

11.1                  Non-disclosure. Subject to the provisions of section "11.3" hereinbelow, the Parties hereto, for themselves and, if and where applicable, their officers, directors, shareholders, consultants, employees and agents, agree that they each will not disseminate or disclose, or knowingly allow, permit or cause others to disseminate or disclose to third parties who are not subject to express or implied covenants of confidentiality, without the other Parties' express written consent, either: (i) the fact or existence of this Agreement or discussions and/or negotiations between them involving, inter alia, possible business transactions; (ii) the possible substance or content of those discussions; (iii) the possible terms and conditions of any proposed transaction; (iv) any statements or representations (whether verbal or written) made by either Party in the course of or in connection with those discussions; or (v) any written material generated by or on behalf of any Party and such contacts, other than such disclosure as may be required under applicable securities legislation or regulations, pursuant to any order of a court or on a "need to know" basis to each of the Parties' respective professional advisors.

11.2                  Documentation. Any document or written material generated by either Party hereto in the course of, or in connection with, the due diligence investigations conducted pursuant to this Agreement shall be marked "Confidential" and shall be treated by each Party as a trade secret of the other Parties. Upon termination of this Agreement prior to Closing all copies of any and all documents obtained by any Party from any other Party herein, whether or not marked "Confidential", shall be returned to the other Parties forthwith.

11.3                  Public announcements. Notwithstanding the provisions of this Article, the Parties hereto agree to make such public announcements of this Agreement promptly upon its execution in accordance with the requirements of applicable securities legislation and regulations.

Article 12
PROPRIETARY INFORMATION

12.1                  Confidential Information. Each Party hereto acknowledges that any and all information which a Party may obtain from, or have disclosed to it, about the other Parties constitutes valuable trade secrets and proprietary confidential information of the other Parties (collectively, the "Confidential Information"). No such Confidential Information shall be published by any Party without the prior written consent of the other Parties hereto; however, such consent in respect of the reporting of factual data shall not be unreasonably withheld and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws. Furthermore, each Party hereto undertakes not to disclose the Confidential Information to any third party without the prior written approval of the other Parties hereto and to ensure that any third party to which the Confidential Information is disclosed shall execute an agreement and undertaking on the same terms as contained herein.

12.2                  Impact of breach of confidentiality. The Parties hereto acknowledge and agree that the Confidential Information is important to the respective businesses of each of the Parties and that, in the event of disclosure of the Confidential Information, except as authorized hereunder, the damage to each of the Parties hereto, or to either of them, may be irreparable. For the purposes of the foregoing sections the Parties recognize and hereby agree that a breach by any of the Parties of any of the covenants therein contained would result in irreparable harm and significant damage to each of the other Parties that would not be adequately compensated for by monetary award. Accordingly, the Parties agree that in the event of any such breach, in addition to being entitled as a matter of right to apply to a court of competent equitable jurisdiction for relief by way of restraining order, injunction, decree or otherwise as may be appropriate to ensure compliance with the provisions hereof, any such Party will also be liable to the other Parties, as liquidated damages, for an amount equal to the amount received and earned by such Party as a result of and with respect to any such breach. The Parties also acknowledge and agree that if any of the aforesaid restrictions, activities, obligations or periods are considered by a court of competent jurisdiction as being unreasonable, the Parties agree that said court shall have authority to limit such restrictions, activities or periods as the court deems proper in the circumstances. In addition, the Parties further acknowledge and agree that all restrictions or obligations in this Agreement are necessary and fundamental to the protection of the respective businesses of each of the Parties and are reasonable and valid, and all defenses to the strict enforcement thereof by either of the Parties are hereby waived by the other Parties.

Article 13
FORCE MAJEURE

13.1                  Events. If any Party hereto is at any time prevented or delayed in complying with any provisions of this Agreement by reason of strikes, walk-outs, labour shortages, power shortages, fires, wars, acts of God, earthquakes, storms, floods, explosions, accidents, protests or demonstrations by environmental lobbyists or native rights groups, delays in transportation, breakdown of machinery, inability to obtain necessary materials in the open market, unavailability of equipment, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the control of that Party, then the time limited for the performance by that Party of its respective obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay.

13.2                  Notice. A Party shall, within seven calendar days, give notice to the other Parties of each event of force majeure under section "13.1" hereinabove and, upon cessation of such event, shall furnish the other Parties with notice of that event together with particulars of the number of days by which the obligations of that Party hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

Article 14
ARBITRATION

14.1                  Matters for Arbitration. The Parties hereto agree that all questions or matters in dispute with respect to this Agreement shall be submitted to arbitration pursuant to the terms hereof.

14.2                  Notice. It shall be a condition precedent to the right of any Party to submit any matter to arbitration pursuant to the provisions hereof that any Party intending to refer any matter to arbitration shall have given not less than 10-calendar days' prior written notice of its intention to do so to the other Party together with particulars of the matter in dispute. On the expiration of such 10 calendar days the Party who gave such notice may proceed to refer the dispute to arbitration as provided in section "14.3" hereinbelow.

14.3                  Appointments. The Party desiring arbitration shall appoint one arbitrator, and shall notify the other Party of such appointment, and the other Party shall, within 10 calendar days after receiving such notice, appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 10 calendar days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator, to act with them and be chairperson of the arbitration herein provided for. If the other Party shall fail to appoint an arbitrator within 10 calendar days after receiving notice of the appointment of the first arbitrator, or if the two arbitrators appointed by the Parties shall be unable to agree on the appointment of the chairperson, the chairperson shall be appointed under the provisions of the Arbitration Act. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Arbitration Act. The chairperson, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, Canada, for the purpose of hearing the evidence and representations of the Parties, and such arbitrator shall preside over the arbitration and determine all questions of procedure not provided for under such Arbitration Act or this section. After hearing any evidence and representations that the Parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the Parties. The expense of the arbitration shall be paid as specified in the award.

14.4                  Award. The Parties hereto agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

Article 15
DEFAULT AND TERMINATION

15.1                  Default. The Parties hereto agree that if any Party hereto is in default with respect to any of the provisions of this Agreement (herein called the "Defaulting Party"), the non-defaulting Party (herein called the "Non-Defaulting Party") shall give notice to the Defaulting Party designating such default, and within 10 calendar days after its receipt of such notice, the Defaulting Party shall either:

(a)        cure such default, or commence proceedings to cure such default and prosecute the same to completion without undue delay; or

(b)        give the Non-Defaulting Party notice that it denies that such default has occurred and that it is submitting the question to arbitration as herein provided.

15.2                  Arbitration. If arbitration is sought a Party shall not be deemed in default until the matter shall have been determined finally by appropriate arbitration under the provisions of Article "14" hereinabove.

15.3                  Curing the Default. If:

(a)        the default is not so cured or the Defaulting Party does not commence or diligently proceed to cure the default; or

(b)        arbitration is not so sought; or

(c)        the Defaulting Party is found in arbitration proceedings to be in default, and fails to cure it within five calendar days after the rendering of the arbitration award,

the Non-Defaulting Party may, by written notice given to the Defaulting Party at any time while the default continues, terminate the interest of the Defaulting Party in and to this Agreement.

15.4                  Termination. In addition to the foregoing it is hereby acknowledged and agreed by the Parties hereto that this Agreement will be immediately terminated in the event that:

(a)        the Option is terminated in accordance with Article "2" hereinabove;

(b)        either of the Parties hereto has either not satisfied or waived each of their respective conditions precedent prior to the Subject Removal Date in accordance with the provisions of Article "5" hereinabove;

(c)        either of the Parties hereto has failed to deliver, or caused to be delivered, any of their respective materials required to be delivered in accordance with Articles "5" and "6" hereinabove prior to each of the Subject Removal Date and the Closing Date in accordance with the provisions of Articles "5" and "6" hereinabove;

(d)        either of the Parties hereto has not provided a satisfactory report on its respective due diligence as contemplated in accordance with Articles "5" and "6" hereinabove;

(e)        the Closing Date in respect of the due and complete exercise of the Option by the Purchaser has not occurred within 90 calendar days from the Effective Date; or

(f)        by agreement in writing by each of the Parties hereto;

and in such event this Agreement will be terminated and be of no further force and effect other than the obligations under Articles "2", "11" and "12" hereinabove.

Article 16
INDEMNIFICATION AND LEGAL PROCEEDINGS

16.1                  Indemnification. Each Party hereto agrees to indemnify and save the other Parties, their respective affiliates and their respective directors, officers, employees and agents (collectively, the "Indemnified Parties" and, individually, as an "Indemnified Party") harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind, including any investigation expenses incurred by any Indemnified Party, to which an Indemnified Party may become subject by reason of the terms and conditions of this Agreement. This indemnity will not apply in respect of an Indemnified Party in the event and to the extent that a court of competent jurisdiction in a final judgment shall determine that the Indemnified Party was grossly negligent or guilty of willful misconduct. The Parties hereto agree to waive any right they might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy, security or claim payment from any other person before claiming this indemnity. In case any action is brought against an Indemnified Party in respect of which indemnity may be sought against any Party hereto, the Indemnified Party will give the affected Party prompt written notice of any such action of which the Indemnified Party has knowledge and the affected Party will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify shall not relieve the affected Party of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in a forfeiture by the affected Party of any substantive rights or defenses. No admission of liability and no settlement of any action shall be made without the affected Party's consent and the consent of the Indemnified Parties affected, such consent not to be unreasonable withheld. Notwithstanding that the affected Party will undertake the investigation and defense of any action, an Indemnified Party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)        employment of such counsel has been authorized by the affected Party;

(b)        the affected Party has not assumed the defense of the action within a reasonable period of time after receiving notice of the action;

(c)        the named parties to any such action include that the affected Party and the Indemnified Party shall have been advised by counsel that there may be a conflict of interest between the affected Party and the Indemnified Party; or

(d)        there are one or more legal defenses available to the Indemnified Party which are different from or in addition to those available to the affected Party.

                       If for any reason other than the gross negligence or bad faith of the Indemnified Parties (or any of them) being the primary cause of the loss claim, damage, liability, cost or expense, the foregoing indemnification is unavailable to the Indemnified Parties (or any of them) or insufficient to hold them harmless, the affected Party shall contribute to the amount paid or payable by the Indemnified Parties as a result of any and all such losses, claim, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the affected Party on the one hand and the Indemnified Parties on the other, but also the relative fault of the Parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the affected Party shall in any event contribute to the amount paid or payable by the Indemnified Parties as a result of the loss, claim, damage, liability, cost or expense (other than a loss, claim, damage, liability, cost or expenses, the primary cause of which is the gross negligence or bad faith of the Indemnified Parties or any of them), any excess of such amount over the amount of the fees actually received by the Indemnified Parties hereunder.

16.2                  Legal proceedings. The Parties hereto agrees that if:

(a)        any legal proceedings shall be brought against either of them by any governmental commission or regulatory authority or any stock exchange; or

(b)        an entity having regulatory authority, either domestic or foreign, shall investigate either of them;

and personnel of either Party shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding the terms and conditions of this Agreement, such Party shall have the right to employ its own counsel in connection therewith and the affected Party will pay to such Party a per diem amount for their services based on its normal hourly or daily rate together with such disbursements and reasonable out-of-pocket expenses as may be incurred in connection therewith, including fees and disbursements of counsel incurred in connection with such testimony or participation.

Article 17
NOTICE

17.1                  Notice. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be sent by prepaid registered mail deposited in a post office addressed to the Party entitled to receive the same, or delivered to such Party, at the address for such Party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by registered mail as aforesaid, shall be deemed conclusively to be the third calendar day after the same shall have been so mailed, except in the case of interruption of postal services for any reason whatsoever, in which case the date of receipt shall be the date on which the notice, demand or other communication is actually received by the addressee.

17.2                  Change of Address. Either Party may at any time and from time to time notify the other Parties in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

Article 18
GENERAL PROVISIONS

18.1                  Entire agreement. This Agreement constitutes the entire agreement to date between the Parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the Parties hereto with respect to the subject matter of this Agreement.

18.2                  Enurement. This Agreement will enure to the benefit of and will be binding upon the Parties hereto and their respective heirs, executors, administrators and assigns.

18.3                  Time of the essence. Time will be of the essence of this Agreement.

18.4                  Representation and costs. It is hereby acknowledged by each of the Parties hereto that Lang Michener LLP, Lawyers - Patent & Trade Mark Agents, act solely for the Purchaser. In addition, it is hereby further acknowledged and agreed by the Parties hereto that Lang Michener LLP, and certain or all of its principal owners or associates, from time to time, may have both an economic or shareholding interest in and to the Purchaser and/or a fiduciary duty to the same arising from either a directorship, officership or similar relationship arising out of the request of the Purchaser for certain of such persons to act in a similar capacity while acting for the Purchaser as counsel. Correspondingly, and even where, as a result of this Agreement, the consent of each Party hereto to the role and capacity of Lang Michener LLP, and its principal owners and associates, as the case may be, is deemed to have been received, where any conflict or perceived conflict may arise, or be seen to arise, as a result of any such capacity or representation, each Party hereto acknowledges and agrees to, once more, obtain independent legal advice in respect of any such conflict or perceived conflict and, consequent thereon, Lang Michener LLP, together with any such principal owners or associates, as the case may be, shall be at liberty at any time to resign any such position if it or any Party hereto is in any way affected or uncomfortable with any such capacity or representation.

18.5                  Applicable law. The situs of this Agreement is Vancouver, British Columbia, Canada, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws and Courts prevailing in the Province of British Columbia, Canada.

18.6                  Further assurances. The Parties hereto hereby, jointly and severally, covenant and agree to forthwith, upon request, execute and deliver, or cause to be executed and delivered, such further and other deeds, documents, assurances and instructions as may be required by the Parties hereto or their respective counsel in order to carry out the true nature and intent of this Agreement.

18.7                  Currency. Unless otherwise stipulated, all payments required to be made pursuant to the provisions of this Agreement and all money amount references contained herein are in lawful currency of the United States.

18.8                  Severability and construction. Each Article, section, paragraph, term and provision of this Agreement, and any portion thereof, shall be considered severable, and if, for any reason, any portion of this Agreement is determined to be invalid, contrary to or in conflict with any applicable present or future law, rule or regulation in a final unappealable ruling issued by any court, agency or tribunal with valid jurisdiction in a proceeding to any of the Parties hereto is a party, that ruling shall not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible (all of which shall remain binding on the Parties and continue to be given full force and agreement as of the date upon which the ruling becomes final).

18.9                  Captions. The captions, section numbers and Article numbers appearing in this Agreement are inserted for convenience of reference only and shall in no way define, limit, construe or describe the scope or intent of this Agreement nor in any way affect this Agreement.

18.10                Counterparts. This Agreement may be signed by the Parties hereto in as many counterparts as may be necessary and, if required, by facsimile, each of which so signed being deemed to be an original, and such counterparts together shall constitute one and the same instrument and notwithstanding the date of execution will be deemed to bear the Effective Date as set forth on the front page of this Agreement.

18.11                No partnership or agency. The Parties hereto have not created a partnership and nothing contained in this Agreement shall in any manner whatsoever constitute any Party the partner, agent or legal representative of any other Party, nor create any fiduciary relationship between them for any purpose whatsoever. No Party shall have any authority to act for, or to assume any obligations or responsibility on behalf of, any other party except as may be, from time to time, agreed upon in writing between the Parties or as otherwise expressly provided.

18.12                Consents and waivers. No consent or waiver expressed or implied by either Party hereto in respect of any breach or default by any other Party in the performance by such other of its obligations hereunder shall:

(a)        be valid unless it is in writing and stated to be a consent or waiver pursuant to this section;

(b)        be relied upon as a consent to or waiver of any other breach or default of the same or any other obligation;

(c)        constitute a general waiver under this Agreement; or

(d)        eliminate or modify the need for a specific consent or waiver pursuant to this section in any other or subsequent instance.

                       IN WITNESS WHEREOF each of the Parties hereto have hereunto set their respective hands and seals in the presence of their duly authorized signatories effective as of the Effective Date as set forth in the front page of this Agreement.

The CORPORATE SEAL of MAJOR VENTURES LLC, a Vendor herein, was hereunto affixed in the presence of: "Major Seery" Authorized Signatory	) ) ) ) ) ) )	(C/S)
The CORPORATE SEAL of ELK CREEK CORPORATION, a Vendor herein, was hereunto affixed in the presence of: "Grant Hawk" Authorized Signatory	) ) ) ) ) ) )	(C/S)
The CORPORATE SEAL of BALBACH COLORADO INC., a Vendor herein, was hereunto affixed in the presence of: "Joseph E. Worthington" Authorized Signatory	) ) ) ) ) ) )	(C/S)
The CORPORATE SEAL of SILICA RESOURCES CORPORATION, the Purchaser herein, was hereunto affixed in the presence of: "Paul D. Brock" Authorized Signatory	) ) ) ) ) ) )	(C/S)

__________

Schedule A

                       This is Schedule "A" to that certain Mineral Property Acquisition Agreement as entered among each of the Vendors (Major Ventures LLC, Elk Creek Corporation, and Balbach Colorado Inc. and the Purchaser (Silica Resources Corporation).

Property

                       The following represents a general description of the various Property interests for which a more particular description follows:

(a)       the Elkhorn property located in Beaverhead County, Montana, and comprising approximately 1,777 acres;

(b)       the Ramey Creek property located in Custer County, Idaho, and comprising approximately 393 acres; and

(c)       the Roaring River property located in Elmore County, Idaho, and comprising approximately 2,707 acres.

Elkhorn property, Beaverhead County, Montana

Comprised of 86 staked MO Lode mining claims on approximately 1777 acres within the Elkhorn Mining District. There are some patented mining claims within the area of interest and negotiations are underway to acquire these. The claims are located in the Pioneer Mountains, on federal lands administered by the U.S. Department of Agriculture as the Beaverhead-Deerlodge National Forest, surveyed sections 12, 13, 14, 15, 22, 23 and 24, Township 4 South, Range 12 West, Montana Principle Meridian.

The Elkhorn property has good access on unimproved Forest Service Roads off of the recently completed Pioneer Mountains Scenic Byway, approximately ten miles from Polaris and thirty miles from Wise River. The nearest full service town is Dillon Montana, the county seat, which has a hospital and numerous services. Butte is sixty five miles from the claims, and as a major mining center, hosts several businesses focused on drilling and construction services. Helena and Missoula, both approximately 150 miles away, are the closest airports serving commercial flights from major western hubs.

The geology of the Elkhorn area is dominated by Cretaceous and Tertiary granitic rocks of the Pioneer Batholith. This Batholith, of calc-alkaline composition is dated at 68-75 m.y. It lies east of the Idaho Batholith and within the Cordilleran fold and thrust belt. The area of interest is underlain primarily by granodiorite, tonalite and quartz diorite. The Comet fault trends north, connecting with the 4th of July fault, which continues into the sedimentary rocks of the northern Pioneers. The Comet fault is believed to be significant in the sub parallel vein mineralization of the Elkhorn area, as is the 4th of July fault in the Cannivan Gulch deposit to the north being explored by United Bolero. Historically silver, lead and zinc were recovered from ores mined from quartz veins in the upper fault block to the west of the Comet fault. The lower block exhibits significant molybdenite mineralization previously observed by Senior Consulting Geologist Joseph Worthington in the presently inaccessible 1000 level Elkhorn Mine adit.

Current exploration efforts involve surface mapping and sampling of previously mined areas. Geochemical sampling indicates low molybdenum values in the veins of the upper block. Samples of sediment washed out of the 1000 level adit yield higher molybdenum values. Efforts this winter will focus on preparing and filing plans with the local Forest Service District Ranger for permitting of surface drilling operations to begin next summer. Four drill holes will target the molybdenum mineralization noted in the 1000 level adit to ascertain distribution and depth of mineralization. Surface sampling will also continue to identify future drill sites in order to establish the full parameters of the mineralized zone.

Ramey Creek property, Custer County, Idaho

19 Bright lode mining claims on approximately 393 acres in the Salmon-Challis National Forest, Custer County, Idaho. Located in unsurveyed sections 22, 23, 26, 27, 34 and 35, Township 12 North, Range 15 East of the Boise Principal Meridian on federal lands administered by the US Department of Agriculture. Ramey Creek is five air miles from the Thompson Creek molybdenum mine. The area of interest lies four miles up Ramey Creek Canyon from the Yankee Fork River, at the intersection of a minor tributary unofficially named Ross Creek.

The property is accessed off of Idaho State Highway 75, via Yankee Fork Road at Sunbeam, then two miles up the unimproved Ramey Creek Road. Ross Creek lies two miles further up by foot trail. The nearest town with services is Stanley, primarily a seasonal tourist town, but Stanley does have an airfield suitable for small planes and helicopters. Challis, the county seat is 40 miles distant by State and U.S. highways. Twin Falls, approximately 120 miles to the south, has an airport with commercial airline service. The Yankee Fork area has electrical service suitable for mining operations, due to the proximity of the now closed Hecla mining operation on Jordan Creek.

The geology of the Ramey Creek area includes Paleozioc sedimentary units, and Tertiary volcanic and plutonic rocks. The principal target of interest is the Pennsylvanian Wood River quartzite, which overlies a Copper Basin argillic siltstone. A porphyry sill separates these units from the Challis volcanics in the area of interest. The volcanic rocks comprise the peaks in succession from lower most andesite upward to tuff and then rhyolite. Faulting concurrent with volcanism has produced displacements up to 400 vertical feet in the quartzite. This Wood River quartzite is brecciated and more heavily altered than the other units present. Outcrops of this quartzite are exposed in cliffs with heights of 60 to 100 feet. The downward extent of the unit is unknown pending an exploratory drilling program.

Current exploration efforts involve mapping and sampling of the extent of exposed outcrop, mapping faults and contacts within the target area, and sediment sampling around the secondary drainages. Geochemical results from the Ross Creek drainage are being evaluated. A plan will be filed with the Forest Service to permit a helicopter supported drilling program for the summer or fall of 2008.

Roaring River property, Elmore County, Idaho

Comprised of 131 Roaring River Moly claims from the Elk Creek Corporation. The claims, covering approximately 2707 acres, are located in surveyed Sections 11, 12, 13, 14, 22, 23, 24, 25 and 26, Township 4 North, Range 8 East, Boise Principal Meridian, on federal lands administered by the Boise National Forest.

The site is accessed from Boise and Idaho City via State highway 21, then an additional 40 miles on seasonally maintained gravel roads. Boise is the nearest city, as well as the largest city in Idaho.

Tertiary igneous rocks associated with the Sheep Creek Batholith are the principal rocks in the area. The majority of the claim block is underlain by biotite granites ranging from fine grained to porphyritic. While the northernmost BORDER=0 of the claim group abuts rhyolite cliffs. Mineralization as molybdenite associated with quartz veining and brecciation has been observed in old workings and in the fine grained granites.

A geochemical survey resulted in the collection of 95 soil samples from the northern half of the claim group on a 500-foot grid. Analyses were completed by ALS Chemex for molybdenum, copper, and gold. Results indicate potential drill target areas centered in the northeast and central areas. Further close-spaced sampling will assess the detailed distribution of before drilling sites are selected. A soil sampling program in the southern portion of the claim will be carried out next summer, utilizing helicopter or pack animal support.

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End of Mineral Property Acquisition Agreement

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